MEDIA CONTACTS: Courtney Hurst courtney@metiscomm.com 617-236-0500 x11

FOR IMMEDIATE RELEASE

Robert J. Farrell to Join EDGAR Online as President and Chief Executive Officer

John M. Connolly to assume role of chairman of the board

Rockville, MD – March 8, 2011 – EDGAR® Online, Inc. (NASDAQ: EDGR), a leading global provider of XBRL (eXtensible Business Reporting Language) software, services and data, today announced that Robert J. Farrell will join the company as president and chief executive officer on March 28, 2011. He will replace John M. Connolly, who has acted as interim president and CEO since September 30, 2010. Mr. Farrell will be based in the company’s New York City office.

Mr. Farrell will join EDGAR Online’s board of directors. John M. Connolly will remain a member of the board and will assume the position of chairman of the board. Mark Maged, current chairman of the board, will assume the newly created role of lead independent director.

Mr. Farrell, 47, brings to EDGAR Online a proven track record of driving organizations that work with clients to achieve competitive and operational advantages. Most recently, he was chairman and CEO of Metastorm, a global provider of business process management software and solutions, where he grew the company from a start-up to an established firm with revenues of $75 million, recently overseeing the sale of the company to Open Text (NASDAQ: OTEX). Prior to Metastorm, Mr. Farrell was president of the Americas region for Mercator Software, a NASDAQ-listed provider of enterprise application integration software. In this capacity, Mr. Farrell directed Mercator’s operational and sales activities in the United States, Canada, Mexico and South America.  Mr. Farrell was also chief operating officer at LeadingSide, where he led day-to-day operations for the global provider of knowledge-driven information retrieval and also served as executive vice president of international operations at Computer Horizons (NASDAQ: CHRZ), a worldwide provider of IT services and solutions to Fortune 1000 and government organizations.  Earlier in his career, he held positions at several large organizations including E. F. Hutton, American Express and Grumman Data Systems.

“Bob’s vast experience scaling businesses and creating value for organizations worldwide will help further accelerate EDGAR Online’s growth at this important time in our company’s history,” said Mark Maged, chairman of the board of directors of EDGAR Online. “Under his leadership, we are poised to grow EDGAR Online’s share of an expanding market.”

“The market opportunity for EDGAR Online is tremendous,” said Farrell. “The expanding XBRL market, the investment by Bain Capital Ventures, key strategic partnerships and the merger with UBmatrix can all be leveraged to grow this business.  I look forward to working with the entire EDGAR Online team to make this happen.”

EDGAR Online and Mr. Farrell entered into an employment agreement on March 1, 2011, to be effective as of his joining the company on March 28, 2011. Mr. Farrell’s compensation and other employment terms, including a non-solicitation and non-compete covenant, are set forth in the employment agreement. Also set forth in the employment agreement are the terms of a grant of 3,448,310 restricted shares of the company’s common stock on March 28, 2011, as an inducement to Mr. Farrell to join the company. The restricted shares will vest in equal installments on the first three anniversaries of such date and represents 5 percent of the company’s fully diluted share capital.

About EDGAR Online
EDGAR Online (NASDAQ: EDGR) is a leading global provider of XBRL data, software and services solutions that improve the flow of business information. The company’s integrated portfolio of products and services for global enterprises help them create, deliver, analyze and use quality information. Thousands use the company’s solutions, including U.S. public companies, mutual funds, leading financial analysts and institutional investors, as well as global regulators such as the FDIC, Banque de France, and the U.S. Securities and Exchange Commission. The company delivers its solutions, including UBmatrix XBRL software solutions, through an extensive network of partners, including NASDAQ OMX, Oracle, PR Newswire, RR Donnelley and SAP. To learn more about EDGAR Online, visit www.edgar-online.com.

Use of Forward-Looking Statements

This press release may contain "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in EDGAR Online’s filings with the SEC. EDGAR Online disclaims any obligation to update or revise any forward-looking statements.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

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